                         CONSECO, INC. AND SUBSIDIARIES

               Computation of Ratio of Earnings to Fixed Charges,
     Preferred Dividends and Distributions on Company-Obligated Mandatorily
              Redeemable Preferred Securities of Subsidiary Trusts
   for the six months ended June 30, 1999 and the year ended December 31, 1998
                              (Dollars in millions)
                                                                          Six months
                                                                            ended                  Year ended
                                                                           June 30,                December 31,
                                                                             1999                      1998
                                                                             ----                      ----
Pretax income from operations:
    Net income...........................................................  $  594.6                  $  467.1
    Add income tax expense...............................................     359.5                     445.6
    Add extraordinary charge on extinguishment of debt...................       -                        42.6
    Add minority interest................................................      60.5                      90.4
                                                                           --------                  --------

              Pretax income from operations..............................   1,014.6                   1,045.7
                                                                           --------                  --------
Add fixed charges:
    Interest expense on corporate debt, including amortization...........      85.3                     165.4
    Interest expense on finance debt.....................................     122.4                     209.8
    Interest expense on investment borrowings............................      28.4                      65.3
    Other................................................................        .2                        .5
    Portion of rental(1).................................................       7.4                      14.6
                                                                           --------                  --------

         Fixed charges...................................................     243.7                     455.6
                                                                           --------                  --------

         Adjusted earnings...............................................  $1,258.3                  $1,501.3
                                                                           ========                  ========

         Ratio of earnings to fixed charges..............................     5.16X                     3.30X
                                                                              =====                    ======
         Ratio of earnings to fixed charges, excluding interest
             expense on debt related to finance receivables and
             other investments...........................................    11.92X                     6.79X
                                                                             ======                     =====

         Fixed charges...................................................   $ 243.7                  $  455.6
         Add dividends on preferred stock, including dividends on
             preferred stock of subsidiaries (divided by the rate of
             income before minority interest and extraordinary charge
             to pretax income)...........................................        .9                      13.6
         Add distributions on Company-obligated mandatorily
             redeemable preferred securities of subsidiary trusts........      93.1                     139.1
                                                                            -------                  --------

         Fixed charges...................................................   $ 337.7                  $  608.3
                                                                            =======                  ========

         Adjusted earnings...............................................  $1,258.3                  $1,501.3
                                                                           ========                  ========
         Ratio of earnings to fixed charges, preferred dividends and distributions on Company-obligated mandatorily redeemable
             preferred securities of subsidiary trusts...................     3.73X                     2.47X
                                                                            =======                  ========

         Ratio of  earnings to fixed  charges, preferred dividends  and distributions on  Company-obligated  mandatorily  redeemable preferred securities of subsidiary trusts, excluding interest expense on debt related to finance receivables and other
           investments...................................................     5.93X                     3.68X
                                                                             ======                    ======

    (1)   Interest portion of rental is assumed to be 33 percent.